                                                                    EXHIBIT 99.2

Contacts:         Frank P. Willey
                  President
                  or
                  Al Stinson
                  Executive Vice President
                  Chief Financial Officer
                  (805) 563-1566

FOR IMMEDIATE RELEASE

              FIDELITY NATIONAL FINANCIAL, INC. ANNOUNCES EXECUTION OF AN $800 MILLION CREDIT FACILITY IN CONNECTION WITH
                            CHICAGO TITLE TRANSACTION

         Irvine, Calif., February 11, 2000 -- Fidelity National Financial, Inc. (NYSE:FNF), headquartered in Irvine, California, announced that is has executed a fully syndicated Credit Agreement with Bank of America N.A., as the Lead Arranger and Administrative Agent and Chase Securities Inc. as the co-Lead Arranger and Syndication Agent to provide $800 million of Senior Credit Facilities in connection with the merger of Chicago Title Corporation with and into Fidelity. The Facilities are comprised of a $100 million 18-month revolving credit facility, a $250 million 6-year revolving credit facility and a $450 million term loan facility amortizing over a 6-year period. Subject to the consummation of the merger, proceeds from the Facilities will be used to finance the cash portion of the merger consideration for Chicago Title Corporation pursuant to the merger agreement, to refinance certain existing indebtedness, to pay fees and expenses incurred in connection with the merger, and to fund other general corporate purposes of the merged companies.

         "We're pleased to have the cash portion of the financing in place for the Chicago Title transaction," said William P. Foley, II, Fidelity's Chairman and Chief Executive Officer. "The execution of the Credit Agreement completes another significant step in the merger process."

         Investors are urged to read our Joint Proxy Statement/Prospectus dated December 29, 1999 and other relevant documents filed or to be filed with the Securities and Exchange Commission because they contain important information. These documents can be obtained

                                     -more-

FIDELITY NATIONAL FINANCIAL, INC. ANNOUNCES EXECUTION OF AN $800 MILLION CREDIT FACILITY IN CONNECTION WITH CHICAGO TITLE TRANSACTION Page 2-2-2-2

from Fidelity National Financial, Inc. or at the commission's web site at www.sec.gov.

         Certain statements in this Press Release are forward-looking statements concerning the benefits which Fidelity anticipates as a result of its proposed acquisition of Chicago Title. Because such forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, without limitation, changes in general economic conditions, either nationally or in the regions in which Fidelity and Chicago Title operate; competitive pressures in the title insurance and other title and real estate related services industries and legislative or regulatory changes that adversely affect our operations, along with other factors discussed in our filings with the Securities and Exchange Commission.

         Headquartered in Irvine, California, Fidelity National Financial, Inc. is one of the largest national title insurance underwriters and also provides diversified real estate services. The company does business in 49 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands. Fidelity, through its principal subsidiaries, issues title insurance policies and performs other real estate related services such as escrow, collection and trust activities, real estate information and technology services, trustee sale guarantees, credit reporting, attorney services, flood certification, tax monitoring, home warranty insurance, reconveyances, recordings, foreclosure publishing and posting services and exchange intermediary services in connection with real estate transactions.

                                      # # #